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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ENTERRA ENERGY TRUST

(Exact name of registrant as specified in its charter)

Alberta, Canada                     Not applicable

(State of incorporation or organization) (I.R.S. Employer Identification No.)

                                                                                    2600, 500-4th Avenue S.W.

                                                                                     Calgary, Alberta, Canada                  T2P 2V6

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. []

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Trust Units

(title of class)

This Amendment No. 1 hereby amends the Registration Statement on Form 8-A filed by Enterra Energy Corp. (formerly named Westlinks Resources Ltd.) ("Enterra") with the Securities and Exchange Commission (the "SEC") on December 12, 2000 ("Registration Statement"), relating to the common stock, par value $.001 per share, of Enterra. On November 25, 2003, the plan of arrangement involving Enterra, Enterra Acquisition Corp., Enterra Energy Trust (the "Trust"), Enterra Energy Commercial Trust, certain of Enterra’s wholly owned subsidiaries and the holders of Enterra common shares (the "Arrangement") became effective, and Enterra became a wholly owned, indirect subsidiary of the Trust. In the Arrangement, each outstanding Enterra common share was exchanged for two trust units of the Trust ("Trust Units") or, with respect to certain Canadian holders, two exchangeable shares of a special purpose, wholly owned Canadian subsidiary of the Trust. As a result of the Arrangement, the Trust became the successor issuer to Enterra under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will succeed to Enterra’s reporting obligations thereunder. Pursuant to Rule 12g-3 promulgated under the Exchange Act, the Trust Units are deemed to be registered under paragraph (g) of Section 12 of the Exchange Act. Set forth in Item 1 below is a description of the Trust Units.

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is Trust Units of the Trust, an open-ended unincorporated trust duly settled under the laws of the Province of Alberta, Canada, pursuant to the amended and restated trust indenture ("Trust Indenture"), dated as of November 25, 2003, among Luc Chartrand, Enterra and Olympia Trust Company, as trustee. A description of the Trust Units is set forth under the caption "Information Concerning the Trust" in Appendix I of the Information Circular and Proxy Statement of Enterra dated October 24, 2003 ("Information Circular"), filed with the SEC on October 31, 2003, pursuant to a report of Enterra on Form 6-K, which description is incorporated herein by reference. Such description does not purport to be complete and is qualified in its entirety by the provisions of the Trust Indenture, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 2. Exhibits

  Amended and Restated Trust Indenture, dated as of November 25, 2003, among Luc Chartrand, Enterra Energy Corp. and Olympia Trust Company, as trustee.

  Specimen certificate for the Trust Units (included in Exhibit 1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENTERRA ENERGY TRUST

By: ENTERRA ENERGY CORP.,

as Administrator

By: /s/ Luc Chartrand

Luc Chartrand

President and Chief Executive Officer

Date: November 28, 2003

EXHIBIT INDEX

Exhibit

No. Description

1. Amended and Restated Trust Indenture, dated as of November 25, 2003, among Luc Chartrand, Enterra Energy Corp. and Olympia Trust Company, as trustee.

2. Specimen certificate for the Trust Units (included in Exhibit 1).